Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FIRST QUARTER 2020 RESULTS

Company Completes Amendment to Credit Facility
Waiving Covenant Testing until Second Quarter of 2021
PARSIPPANY, N.J., May 4, 2020 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2020. Highlights include:

•	Diluted earnings per share increased 5% to $0.23, and adjusted diluted EPS decreased 4% to $0.50.

•	Net income was $22 million for the first quarter, a 5% increase over the prior-year quarter; adjusted net income was $47 million, an 8% decrease over the prior-year quarter.

•	Adjusted EBITDA decreased 4% compared with the prior-year quarter, to $107 million.

•	System-wide rooms grew 2% year-over-year.

•	The Company's development pipeline grew 4% year-over-year to 189,000 rooms.

•	Global RevPAR declined 23% year-over-year in constant currency.
“During the most challenging crisis the hotel industry has ever endured, our highest priority has remained the well-being and safety of our guests, owners and team members.  We have taken the difficult but prudent measures to reduce our costs and bolster our liquidity while providing support and relief for our franchisees to help them weather this downturn,” said Geoffrey A. Ballotti, chief executive officer. “Nearly 5,900 of our 6,300 hotels in the U.S. remain open, and with nearly 90% of those properties located outside of major cities in drive-to destinations that cater to a leisure customer base, we believe that our asset-light business is well positioned for a quick recovery when travel demand returns.”
Revenues decreased 12% to $410 million, compared with $468 million in the first quarter of 2019. The decline includes lower pass-through cost-reimbursement revenues, which have little to no impact on adjusted EBITDA, in the Company's hotel management business. Excluding cost-reimbursement revenues, revenues declined $29 million or 9%, reflecting a 23% decline in constant-currency RevPAR, as well as lower license fees which were adversely impacted by declining travel demand.
Net income increased 5% to $22 million, or $0.23 per diluted share, compared to $21 million, or $0.22 per diluted share, in the first quarter of 2019 due to lower separation-related expenses associated with the Company's spin-off and a decline in overall expenses due to cost reduction initiatives, partially offset by the decline in revenue (excluding cost-reimbursement revenues). Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.

Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and adjusted EBITDA for each of the Company’s segments.
Hotel Franchising

	2020	2019	% Change
System size	769,000	745,300	3
Global RevPAR	$25.90	$33.76	(23)

Revenue (millions)	$243	$269	(10)
Adjusted EBITDA (millions)	108	113	(4)
The Company's franchised system increased 3% globally, which included the transfer of 7,100 rooms from the hotel management segment related to the CorePoint Lodging asset sales. Excluding the transfer, franchised net rooms grew 2% globally, including 40 basis point growth in the U.S. and 5% growth internationally.
RevPAR declined 23% globally due to travel restrictions related to COVID-19. In the U.S., RevPAR declined 17%, and internationally RevPAR declined 37% primarily due to a 70% decline in China.
Revenues decreased $26 million, or 10%, compared to first quarter 2019 reflecting the impact of COVID-19 on travel demand globally, while a decline in Adjusted EBITDA of $5 million, or 4%, was partially mitigated by cost savings initiatives.
Hotel Management

	2020	2019	% Change
System size	59,300	66,800	(11)
Global RevPAR	$50.00	$63.25	(21)

Revenue (millions)	$167	$197	(15)
Adjusted EBITDA (millions)	17	16	6
The Company's managed system decreased 11% globally primarily reflecting the transfer of 7,100 rooms to the hotel franchising segment as a result of CorePoint Lodging asset sales. Excluding the transfer of rooms to the hotel franchising segment, the Company's managed system decreased 1% primarily due to the loss of rooms in the U.S. that were previously covered by unprofitable hotel management guarantees.
RevPAR declined 21% globally, primarily reflecting a 17% decline in the U.S. and a 31% decline internationally.
Revenues decreased $30 million compared to the prior-year period due to lower cost-reimbursement revenues, which have little to no impact on adjusted EBITDA. The decline in cost-reimbursement revenues is due to the loss of management properties resulting from the CorePoint Lodging asset sales and the termination of unprofitable hotel-management guarantees. Absent cost-reimbursements, revenues and adjusted EBITDA were unchanged as the unfavorable impact of COVID-19 on our owned and managed properties was offset by $5 million of management contract termination fees received from CorePoint Lodging asset sales.

Development
During the first quarter of 2020, the Company opened 58 new hotels totaling 6,200 rooms, a year-over-year decline of 47% as new construction openings were delayed in China and conversion volumes were materially lower in the U.S. during March. The Company retained 94.8% of its hotel system over the last twelve months compared to 94.7% during the same period last year. As of March 31, 2020, the Company’s hotel system consisted of approximately 9,300 properties and over 828,000 rooms, a 2% year-over-year increase.
The Company’s development pipeline consisted of 1,500 hotels and approximately 189,000 rooms, a 4% year-over-year room increase, or 2% decline sequentially. Approximately 58% of the Company’s development pipeline is international and 72% is new construction, of which nearly 40% have broken ground.
Balance Sheet and Liquidity
As of March 31, 2020, the Company had $749 million of cash on hand and $2.9 billion of debt outstanding, of which $2.4 billion was first lien debt. The Company's first lien leverage ratio was 2.6x as of March 31, 2020, within the 5.0x limitation of its quarterly tested leverage covenant under its credit agreement. In April, the Company amended its credit agreement and obtained a waiver of the quarterly tested leverage covenant through and including the first quarter of 2021 (unless earlier terminated by the Company, subject to certain conditions). The Company is not required to test this covenant until June 30, 2021. The covenant calculation was also modified for the second, third and fourth quarters of 2021 to use annualized EBITDA rather than the last-twelve-months EBITDA, as previously required. In return for the amendment, among other modifications, the Company agreed to maintain minimum liquidity of $200 million, pay 25 basis points of higher interest on outstanding borrowings and restrict share repurchases. The Company has the ability to make future quarterly dividend payments up to the amount of $0.16 per share, so long as liquidity is greater than $300 million. In addition, the Company has the right to elect out of the waiver period at its discretion, at which time the restrictions on dividends and share repurchases would be lifted.
For the three months ended March 31, 2020, net cash provided by operating activities was $17 million, compared to $7 million in the prior year period. The increase was driven by lower separation and transaction cash outlays.
Share Repurchases and Dividends
During the first quarter of 2020, the Company repurchased approximately 878,000 shares of its common stock for $45 million at an average price of $51.57 per share. The Company suspended its share repurchase activities in March.
The Company paid common stock dividends of $30 million, or $0.32 per share, in the first quarter of 2020.
Due to the material adverse impact on the global economy and travel demand resulting from COVID-19, the Company’s Board of Directors approved a reduction in the quarterly cash dividend policy from $0.32 per share to $0.08 per share, beginning with the dividend that is expected to be declared, at the Board's discretion, in the second quarter of 2020.

Other Items
In response to the effects on travel demand as a result of COVID-19, the Company identified approximately $255 million of cash savings. In connection with these initiatives, the Company has eliminated approximately 440 positions, reduced capital spend to focus only on the highest priority projects, eliminated all non-essential spend, consolidated certain facilities and indefinitely suspended Mr. Ballotti's salary and the Company's Board of Directors' cash compensation. As a result, the Company recorded a restructuring charge of $13 million during the first quarter of 2020 and expects to incur an additional charge of $18 million during the second quarter of 2020.
The first quarter charge primarily represents future cash expenditures for the payment of severance and related benefits costs resulting from the elimination of approximately 260 positions. The Company expects this initiative to be substantially complete in the second quarter of 2020 and that annual savings realized will be approximately $30 million.
The second quarter charge will represent future cash expenditures of approximately $13 million for the payment of severance and related benefit costs resulting from the elimination of approximately 180 positions and approximately $5 million of lease-related costs. The Company expects this initiative to be substantially complete in the second quarter of 2020 and that annual savings realized will be approximately $21 million to $25 million.
Outlook
The Company's ability to assess the impact of COVID-19 on its full-year financial results continues to be limited due to the rapidly evolving circumstances and uncertainty in travel demand. As a result, the Company remains unable, at this time, to accurately predict and provide 2020 outlook.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Tuesday, May 5, 2020 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9173 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on May 5, 2020. A telephone replay will be available for approximately ten days beginning at noon ET on May 5, 2020 at 800 839-1162.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with 9,300 hotels across approximately 90 countries on six continents. Through its network of over 828,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers 83 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends, restructuring charges and statements related to the COVID-19 pandemic. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from the COVID-19 pandemic, its scope, duration and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to the COVID-19 pandemic; the Company’s performance in any recovery from the COVID-19 pandemic; the performance of financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of the COVID-19 pandemic and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to the acquisition of La Quinta and the Company’s relationship with CorePoint Lodging; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of COVID-19; and the Company’s ability and plans to pay dividends and to repurchase shares including the timing and amount of any future share repurchases and dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-7474 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues
Royalties and franchise fees	$92	$101
Marketing, reservation and loyalty	106	113
Management and other fees	32	39
License and other fees	21	29
Cost reimbursements	126	155
Other	33	31
Net revenues	410	468

Expenses
Marketing, reservation and loyalty	118	129
Operating	35	43
General and administrative	28	34
Cost reimbursements	126	155
Depreciation and amortization	25	29
Restructuring	13	—
Transaction-related, net	8	7
Separation-related	1	21
Total expenses	354	418

Operating income	56	50
Interest expense, net	25	24

Income before income taxes	31	26
Provision for income taxes	9	5
Net income	$22	$21

Earnings per share
Basic	$0.23	$0.22
Diluted	0.23	0.22

Weighted average shares outstanding
Basic	93.7	97.9
Diluted	93.9	98.2

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use these measures internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2020	$243	n/a	n/a	n/a	n/a
2019	269	331	379	300	1,279
2018	203	289	348	295	1,135
Adjusted EBITDA
2020	$108	n/a	n/a	n/a	n/a
2019	113	162	195	151	622
2018	86	129	178	122	515

Hotel Management
Net revenues
2020	$167	n/a	n/a	n/a	n/a
2019	197	201	180	190	768
2018	99	146	252	229	726
Adjusted EBITDA
2020	$17	n/a	n/a	n/a	n/a
2019	16	16	13	21	66
2018	16	8	5	18	47

Corporate and Other
Net revenues
2020	$—	n/a	n/a	n/a	n/a
2019	2	1	1	2	6
2018	—	—	4	3	7
Adjusted EBITDA
2020	$(18)	n/a	n/a	n/a	n/a
2019	(18)	(19)	(18)	(19)	(75)
2018	(10)	(12)	(17)	(15)	(55)

Total Company
Net revenues
2020	$410	n/a	n/a	n/a	n/a
2019	468	533	560	492	2,053
2018	302	435	604	527	1,868
Net income
2020	$22	n/a	n/a	n/a	n/a
2019	21	26	45	64	157
2018	39	21	58	43	162
Adjusted EBITDA
2020	$107	n/a	n/a	n/a	n/a
2019	111	159	190	153	613
2018	92	125	166	125	507

NOTE: Amounts may not add across or foot due to rounding.
See Table 7 for definitions and Table 8 for reconciliations of Total Company non-GAAP measures.

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net income	$22	$21
Depreciation and amortization	25	29
Working capital changes and other, net	(30)	(43)
Net cash provided by operating activities	17	7
Investing activities
Property and equipment additions	(7)	(9)
All other, net	—	(2)
Net cash used in investing activities	(7)	(11)
Financing activities
Proceeds from borrowings	744	—
Dividends to shareholders	(30)	(28)
Repurchases of common stock	(50)	(45)
All other, net	(17)	(5)
Net cash provided by/(used in) financing activities	647	(78)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(2)	—
Net increase/(decrease) in cash, cash equivalents and restricted cash	655	(82)
Cash, cash equivalents and restricted cash, beginning of period	94	366
Cash, cash equivalents and restricted cash, end of period	$749	$284

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. This non-GAAP measure is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities (a)	$17	$7
Less: Property and equipment additions	(7)	(9)
Free cash flow	$10	$(2)

(a)
Includes $15 million and $32 million of payments in connection with our acquisition of La Quinta, our spin-off from Wyndham Worldwide and our agreement with CorePoint Lodging for the three months ended March 31, 2020 and 2019, respectively.

Table 4
WYNDHAM HOTELS & RESORTS
DEBT
(In millions)
(Unaudited)

	As of March 31, 2020	As of December 31, 2019

$750 million revolving credit facility (due May 2023)	$734	$—
Term loan (due May 2025)	1,564	1,568
5.375% senior unsecured notes (due April 2026)	495	494
Finance leases	59	60
Total debt	2,852	2,122
Cash and cash equivalents	749	94
Net debt	$2,103	$2,028

Our outstanding debt as of March 31, 2020 matures as follows:
		Amount
Within 1 year		$21
Between 1 and 2 years		21
Between 2 and 3 years		21
Between 3 and 4 years		756
Between 4 and 5 years		10
Thereafter		2,023
Total		$2,852

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2020	2019	Change	% Change
Beginning Room Count (January 1)
United States	510,200	506,100	4,100	1%
International	320,800	303,800	17,000	6
Total	831,000	809,900	21,100	3

Additions
United States	2,900	5,800	(2,900)	(50)
International	3,300	5,900	(2,600)	(44)
Total	6,200	11,700	(5,500)	(47)

Deletions
United States	(6,300)	(5,300)	(1,000)	(19)
International	(2,600)	(4,200)	1,600	38
Total	(8,900)	(9,500)	600	6

Ending Room Count (March 31)
United States	506,800	506,600	200	—
International	321,500	305,500	16,000	5
Total	828,300	812,100	16,200	2%

	Three Months Ended March 31,				FY 2019 Royalties Breakout
	2020	2019	Change	% Change
System Size
United States
Economy	256,800	264,100	(7,300)	(3%)
Midscale and Upper Midscale	209,200	206,500	2,700	1
Extended Stay/Lifestyle	23,800	18,300	5,500	30
Upscale	17,000	17,700	(700)	(4)
Total United States	506,800	506,600	200	—	86%

International
Greater China	153,900	147,000	6,900	5	3
Rest of Asia Pacific	28,600	24,300	4,300	18	1
Europe, the Middle East and Africa	68,900	66,300	2,600	4	4
Canada	40,800	39,900	900	2	5
Latin America	29,300	28,000	1,300	5	1
Total International	321,500	305,500	16,000	5	14

Global	828,300	812,100	16,200	2%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2020	2019	% Change	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$26.74	$31.51	(15%)
Midscale and Upper Midscale	37.41	46.89	(20)
Extended Stay/Lifestyle	47.68	56.62	(16)
Upscale	74.28	91.88	(19)
Total United States	33.45	40.56	(18)

International
Greater China	5.34	17.60	(70)	(69%)
Rest of Asia Pacific	26.68	37.37	(29)	(27)
Europe, the Middle East and Africa	34.01	45.72	(26)	(23)
Canada	29.09	34.22	(15)	(14)
Latin America	29.13	34.60	(16)	(3)
Total International	18.45	28.92	(36)	(33)

Global	$27.68	$36.21	(24%)	(23%)

Average Royalty Rate
United States	4.6%	4.6%	—
International	2.2%	2.1%	10 bps
Global	4.0%	3.8%	20 bps

(a)	Excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR (a)
2020	$25.90	n/a	n/a	n/a	n/a
2019	$33.76	$42.04	$45.23	$34.51	$38.91
2018	$32.34	$41.07	$46.34	$35.39	$38.86
U.S. RevPAR (a)
2020	$31.43	n/a	n/a	n/a	n/a
2019	$37.69	$48.65	$51.93	$37.96	$44.09
2018	$34.20	$46.17	$52.36	$38.92	$43.04
International RevPAR
2020	$17.39	n/a	n/a	n/a	n/a
2019	$27.56	$31.59	$34.79	$29.15	$30.80
2018	$29.39	$32.85	$36.42	$29.68	$32.09
Global Rooms (a,b,c)
2020	769,000	n/a	n/a	n/a	n/a
2019	745,300	751,300	758,400	770,200	770,200
2018	697,300	725,700	731,200	742,800	742,800
U.S. Rooms (a,c)
2020	463,900	n/a	n/a	n/a	n/a
2019	454,900	457,600	460,100	464,600	464,600
2018	424,500	450,900	451,100	453,900	453,900
International Rooms (b,c)
2020	305,100	n/a	n/a	n/a	n/a
2019	290,400	293,700	298,300	305,600	305,600
2018	272,800	274,700	280,100	288,900	288,900

Hotel Management
Global RevPAR (a,b)
2020	$50.00	n/a	n/a	n/a	n/a
2019	$63.25	$66.67	$66.65	$59.19	$64.01
2018	$77.61	$76.52	$68.53	$61.00	$68.72
U.S. RevPAR (a)
2020	$54.35	n/a	n/a	n/a	n/a
2019	$65.58	$71.61	$70.75	$60.89	$67.32
2018	$94.28	$87.43	$71.95	$61.43	$72.76
International RevPAR (b)
2020	$38.07	n/a	n/a	n/a	n/a
2019	$55.12	$49.53	$52.49	$53.67	$52.69
2018	$61.82	$55.08	$55.19	$59.36	$57.84
Global Rooms (a,b,d)
2020	59,300	n/a	n/a	n/a	n/a
2019	66,800	65,300	63,400	60,800	60,800
2018	25,700	66,700	67,000	67,200	67,200
U.S. Rooms (a,d)
2020	42,900	n/a	n/a	n/a	n/a
2019	51,700	50,800	49,100	45,600	45,600
2018	12,800	53,400	53,300	52,200	52,200
International Rooms (b)
2020	16,400	n/a	n/a	n/a	n/a
2019	15,100	14,500	14,300	15,200	15,200
2018	12,900	13,300	13,700	15,000	15,000

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2020	$27.68	n/a	n/a	n/a	n/a
2019	$36.21	$44.06	$46.94	$36.36	$40.92
2018	$33.95	$42.95	$48.21	$37.54	$40.80
U.S. RevPAR
2020	$33.45	n/a	n/a	n/a	n/a
2019	$40.56	$50.98	$53.79	$40.09	$46.39
2018	$35.91	$48.50	$54.42	$41.28	$45.30
International RevPAR
2020	$18.45	n/a	n/a	n/a	n/a
2019	$28.92	$32.47	$35.63	$30.29	$31.85
2018	$30.90	$33.89	$37.31	$31.08	$33.31
Global Rooms
2020	828,300	n/a	n/a	n/a	n/a
2019	812,100	816,600	821,800	831,000	831,000
2018	723,000	792,300	798,300	809,900	809,900
U.S. Rooms
2020	506,800	n/a	n/a	n/a	n/a
2019	506,600	508,300	509,200	510,200	510,200
2018	437,200	504,300	504,500	506,100	506,100
International Rooms
2020	321,500	n/a	n/a	n/a	n/a
2019	305,500	308,300	312,600	320,800	320,800
2018	285,800	288,000	293,800	303,800	303,800

(a)	First quarter 2020 results reflect the reclassification of 7,100 rooms from the Hotel Management segment to the Hotel Franchising segment.

(b)	Second quarter 2018 results were updated for the reclassification of 200 rooms from the Hotel Franchising segment to the Hotel Management segment.

(c)
Second quarter 2018 reflects the addition of 48,200 La Quinta rooms (46,300 U.S. and 1,900 international) acquired in May 2018 and the deletion of 21,300 Knights Inn rooms (20,100 U.S. and 1,200 international) divested in May 2018.

(d)	Second quarter 2018 reflects the addition of 40,400 La Quinta rooms in the U.S. acquired in May 2018.

Table 7
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. We calculate the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense and income taxes. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.

Table 8
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.  These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2020
Net income	$22
Provision for income taxes	9
Depreciation and amortization	25
Interest expense, net	25
Stock-based compensation expense	4
Restructuring costs (a)	13
Transaction-related expenses, net (b)	8
Separation-related expenses (c)	1
Adjusted EBITDA	$107

2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Impairment, net (d)	—	45	—	—	45
Contract termination costs (e)	—	9	34	(1)	42
Restructuring costs (f)	—	—	—	8	8
Transaction-related expenses, net (b)	7	11	12	10	40
Separation-related expenses (c)	21	1	—	—	22
Transaction-related item (g)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (h)	1	—	3	1	5
Adjusted EBITDA	$111	$159	$190	$153	$613

2018
Net income	$39	$21	$58	$43	$162
Provision for income taxes	16	8	23	14	61
Depreciation and amortization	19	22	30	29	99
Interest expense, net	1	10	24	25	60
Stock-based compensation expense	3	1	3	2	9
Transaction-related expenses, net (b)	2	28	7	(1)	36
Separation-related expenses (c)	12	35	17	14	77
Foreign currency impact of highly inflationary countries (h)	—	—	4	(1)	3
Adjusted EBITDA	$92	$125	$166	$125	$507

NOTE: Amounts may not add across due to rounding.

(a)	Represents a charge associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.

(b)	Primarily relates to integration costs incurred in connection with our acquisition of La Quinta.

(c)	Represents costs associated with our spin-off from Wyndham Worldwide.

(d)	Represents a non-cash charge associated with the termination of certain hotel-management arrangements.

(e)	Represents costs associated with the termination of certain hotel-management arrangements.

(f)	Represents a charge focused on enhancing our organizational efficiency and rationalizing our operations.

(g)	Represents the one-time fee credit related to our agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

(h)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.

Table 8 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended March 31,
	2020	2019
Diluted EPS	$0.23	$0.22

Net income	$22	$21

Adjustments:
Restructuring costs	13	—
Transaction-related expenses, net	8	7
Separation-related expenses	1	21
Foreign currency impact of highly inflationary countries	—	1
Acquisition-related amortization expense (a)	10	9
Total adjustments before tax	32	38
Income tax provision (b)	7	8
Total adjustments after tax	25	30
Adjusted net income	$47	$51
Adjustments - EPS impact	0.27	0.30
Adjusted diluted EPS	$0.50	$0.52

Diluted weighted average shares outstanding	93.9	98.2

(a)	Reflected in depreciation and amortization on the income statement.

(b)	Reflects the tax effects of the adjustments.